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                               H.B. FULLER COMPANY
                     KEY EMPLOYEE DEFERRED COMPENSATION PLAN


         H.B. Fuller Company, a Minnesota corporation, hereby establishes the H.B. Fuller Company Key Employee Deferred Compensation Plan, effective as of October 14, 1999, in order to provide deferred compensation to certain key employees of H.B. Fuller Company. The purpose of the H.B. Fuller Key Employee Deferred Compensation Plan is to assist H.B. Fuller Company in retaining key employees, encouraging their long term commitment to the company's success, and attracting key employees by offering them an opportunity to defer compensation and participate in the success of H.B. Fuller Company, and allowing them to share in increases in the value of H.B. Fuller Company.

                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.1 - DEFINITIONS. When used in this document with initial capital letters, the following terms have the meanings indicated unless a different meaning is plainly required by the context:

         (a) "ACCOUNT" or "ACCOUNTS" means the account or accounts established and maintained for a Participant pursuant to Article IV of the Plan. A Participant's Accounts shall consist of the Participant's Deferred Compensation Account, the Participant's Company Stock Account and the Participant's Company Matching Stock Account.

         (b) "ALLOCATION REQUEST FORM" means such form or forms as may be approved by the Company from time to time for use by a Participant to request:
(i) an allocation of certain deferred compensation and/or an allocation or reallocation of a Participant's Deferred Compensation Account among available investment options pursuant to Section 7.2(c), and (ii) that certain deferred compensation be allocated to the Participant's Company Stock Account pursuant to
Section 7.1.

         (c) "BOARD OF DIRECTORS" means the Board of Directors of H.B. Fuller Company.

         (d)      "CHANGE IN CONTROL" means:

                  (i) a change in the control of the Company of a nature that would be required to be reported in accordance with Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement;

                  (ii) a public announcement (which, for purposes hereof, shall include, without limitation, a report filed pursuant to section 13(d) of the Exchange Act) that any individual, corporation, partnership, association, trust or other entity becomes the beneficial owner (as defined in Rule 13(d)(3)



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

                           promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 15% or more of the Voting Power of the Company then outstanding;

                  (iii) the individuals who, as of the date of this Plan, are members of the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board (provided, however, that if the election or nomination for election by the Company's shareholders of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered to be a member of the Incumbent Board);

                  (iv)     the approval of the shareholders of the Company of
                           (A) any consolidation, merger or statutory share exchange of the Company with any person in which the surviving entity would not have as its directors at least 60% of the Incumbent Board and as a result of which those persons who were shareholders of the Company immediately prior to such transaction would not hold, immediately after such transaction, at least 60% of the Voting Power of the Company then outstanding or the combined voting power of the surviving entity's then outstanding voting securities; (B) any sale, lease, exchange or other transfer in one transaction or series of related transactions substantially all of the assets of the Company; or (C) the adoption of any plan or proposal for the complete or partial liquidation or dissolution of the Company; or

                  (v) a determination by a majority of the members of the Incumbent Board, in their sole and absolute discretion, that there has been a Change in Control of the Company.

         For purposes of this definition, "Voting Power" when used with reference to the Company shall mean the voting power of all classes and series of capital stock of the Company now or hereafter authorized other than the voting power of any of the shares of Series A Preferred Stock outstanding as of the date of this Plan.

         (e) "CODE" means the Internal Revenue Code of 1986, as amended.

         (f) "COMMON STOCK" means the Common Stock, par value $1.00 per share, of H.B. Fuller Company as such stock may be reclassified, converted or exchanged by reorganization, merger or otherwise.

         (g) "COMPANY" means the H.B. Fuller Company, a Minnesota corporation.

         (h) "COMPANY MATCHING STOCK ACCOUNT" means the Account established and maintained for a Participant as a record of the matching units measured by the value of Company Common Stock credited to an Account for the Participant.

         (i) "COMPANY STOCK ACCOUNT" means the Account established and maintained for a Participant as a record of the Participant's hypothetical investments in units of Company Common Stock.

         (j) "COMPENSATION COMMITTEE" means the Compensation Committee of the Board of Directors or such other person or persons as may be designated by the Board of Directors to act on behalf of the Board of Directors in the administration of the Plan.

         (k) "DEFERRAL ELECTION FORM" means such form or forms as may be approved by the Compensation Committee from time to time for use by a Participant to elect to defer compensation under the Plan.

         (l) "DEFERRED COMPENSATION Account" means the Account established and maintained for a Participant as a record of the amounts deferred by the Participant under the Plan and the Participant's hypothetical investments in available investment options.

         (m) "DISABILITY" means the total and permanent disability of a Participant which entitles the Participant to a disability benefit under a disability program sponsored or maintained by the Participant's Participating Employer; provided, that if no such program is applicable to the Participant, then "Disability" with respect to such Participant means that, based on medical evidence reasonably satisfactory to the Compensation Committee, the Participant is totally and permanently unable to engage in any occupation or gainful employment for which the Participant is reasonably suited by background, training, education or experience.

         (n) "DISCRETIONARY AMOUNTS" means the units measured by the value of Company Common Stock credited to a Participant's Account pursuant to Section 4.4.

         (o) "DISTRIBUTABLE EVENT" means an event identified as such in Section 6.1.

         (p) "ELIGIBLE COMPENSATION"

                  (i) The "Eligible Compensation" of a Participant for any period means, except as provided in the succeeding paragraphs of this subsection, the sum of all remuneration paid to the Participant during such period for service as an employee of a Participating Employer as base salary and wages, overtime pay, shift differential premium, commissions, cash bonuses (other than vacation bonuses), sick pay and short-term disability benefits, increased by the amount of pre-tax contributions made on behalf of the Participant by a Participating Employer pursuant to the terms of the H.B. Fuller Company Thrift Plan for that period and by the net amount of compensation reductions experienced by the Participant during such period under any cafeteria plan described in section 125 of the Code maintained by the Participating Employer. Eligible Compensation will not include amounts deferred or paid under an agreement between the Participating Employer and the Participant that is not a plan qualified under section 401(a) of the Code except this Plan, any matching contributions made pursuant to the provisions of the H.B. Fuller Company Thrift Plan, contributions made or benefits (other than short-term disability benefits) paid by the Participating Employer under any other employee benefit plan, expatriate premiums or amounts realized by the Participant upon the exercise of a nonqualified stock option, the lapse of restrictions applicable to restricted stock or any disposition of stock acquired under a qualified or incentive stock option.

                   (ii) A Participant's Eligible Compensation for any year shall be determined without regard to section 401(a)(17) of the Code.

                  (iii) Notwithstanding the provisions of paragraph (i) above, a Participant's Eligible Compensation will not include:

                           (A)      any remuneration not paid in cash;

                           (B) the value of life insurance coverage included in the Participant's wages under section 79 of the Code;

                           (C) any car allowance or moving expense or mileage reimbursement;

                           (D)      severance pay;

                           (E)      payments under any plan of deferred
                                    compensation except this Plan;

                           (F)      any benefit under any qualified or
                                    nonqualified stock option or stock purchase plan; or

                           (G) any awards under the Short-Term Incentive Plan or the Performance Unit Plan.

         (q) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         (r) "PARTICIPANT" means an individual identified as such under Article III of the Plan.

         (s) "PARTICIPATING EMPLOYER" means any employer participating in the Plan pursuant to Article II of the Plan.

         (t) "PERFORMANCE UNIT PLAN" means the H.B. Fuller Company Performance Unit Plan, as amended.

         (u) "PLAN" means the H.B. Fuller Company Key Employee Deferred Compensation Plan, as of its original effective date, including any amendments thereto, which is unfunded and maintained by H.B. Fuller Company and its affiliated companies primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of H.B. Fuller Company.

         (v) "SHORT-TERM INCENTIVE PLAN" means the H.B. Fuller Company Short-Term Incentive Plan providing annual cash incentive opportunities.

         (w) "TRUST" means the Trust or Trusts described in Section 12.4. Any such Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan. Participants and their beneficiaries shall have no beneficial ownership interest in any assets of any such Trust.

         (x) "TRUSTEE" means the corporation or person or persons selected by the Company to serve as Trustee for a Trust or Trusts.

         (y) "VESTED" means an interest in the benefit described under the Plan which may be payable to or on behalf of the Participant in accordance with the terms of the Plan.

                                   ARTICLE II

                             PARTICIPATING EMPLOYERS

         SECTION 2.1 - ELIGIBILITY. To be eligible to adopt and participate in the Plan, an employer must be a member of the "controlled group" of corporations, which shall be based upon section 414 of the Code except that the phrase "at least 50 percent" shall be substituted for the phrase "at least 80 percent" each place it appears in sections 414 and 1563(a), that includes the Company.

         SECTION 2.2 - PARTICIPATION REQUIREMENTS. The Company, the sponsor of the Plan, and any other affiliated company that is or becomes eligible to adopt the Plan and become a Participating Employer pursuant to Section 2.1 of the Plan may adopt the Plan and become a Participating Employer in the Plan provided that such affiliated company declares in writing to be subject to the terms and conditions of the Plan and files such declaration with the Compensation Committee. The date on which such eligible company may become a Participating Employer in the Plan shall be the date such declaration is filed with the Compensation Committee or such later date specified in the declaration. Each of the Participating Employers agrees to make payments of their allocable portion of the benefits provided under the Plan to their respective Participants. The respective benefit payment obligations of the Participating Employers are not secured in any way. Such obligations constitute no more than unfunded and unsecured promises of payment and performance. Each Participating Employer shall be responsible for, and shall have the obligation of, its allocable share of costs and expenses incurred with respect to the operation and administration of the Plan, and shall be responsible for, and have the obligation of, the payment of any benefits payable under the Plan with respect to any employees of such Participating Employer who are Participants in the Plan and eligible to receive benefits under the terms of the Plan.

         SECTION 2.3 - RECORDKEEPING AND REPORTING. Each Participating Employer shall maintain records sufficient to determine the benefits (and the compensation sources of such benefits) which may become payable to or with respect to any employee of such Participating Employer who is a Participant in the Plan and to provide such Participants any reports which may be required under the terms of the Plan or by law.

         SECTION 2.4 - TERMINATION OF PARTICIPATION. A Participating Employer, other than the Company, may withdraw from participation in the Plan at any time by providing the Company with 30 days advance written notice of such withdrawal from participation and the effective date of such Participating Employer's withdrawal, which 30-day notice period may be waived by the Company. In addition, the Company may terminate a Participating Employer's participation in the Plan by providing such Participating Employer with 30 days advance written notice, which 30-day notice period may be waived by the Participating Employer. A Participating Employer which terminates its participation in the Plan shall remain obligated under the Plan with respect to deferrals made prior to such termination by its Participants (including subsequent investment performance adjustments), unless otherwise expressly agreed by the Company with the Company fully assuming such obligations.

         SECTION 2.5 - SEPARATE ACCOUNTING. The Company shall establish and maintain separate Accounts for each of the Participating Employers and their respective Participants. Such separate accounting is intended to comply with section 404(a)(5) of the Code and section 1.404(a)-12 of the Treasury Regulations (which provide that an employer can deduct the amounts contributed to a nonqualified plan in the taxable year in which an amount attributable to the contribution is includable in the gross income of employees participating in the plan, but, in the case of a plan in which more than one employee participates only if separate accounts are maintained for each employee).

                                   ARTICLE III

                          ELIGIBILITY AND PARTICIPATION

         SECTION 3.1 - ELIGIBILITY. Each executive or key level employee of a Participating Employer who is paid at the pay grade of at least thirty-two (32) shall be eligible to participate in the Plan effective as of the later of the effective date of the Plan or the date on which such individual first achieves the pay grade of at least thirty-two (32); provided, however, that the Compensation Committee shall determine pay grade status and determine eligibility to participate in the Plan with respect to each such executive and key level employee. In addition, the Compensation Committee may by express action designate other management level or highly compensated employees of the Participating Employers as eligible to participate in the Plan. If the Compensation Committee designates a management level or highly compensated employee of a Participating Employer as eligible to become a Participant in the Plan, the Compensation Committee shall inform the employee in writing of such designation and the date on which the employee shall become a Participant in the Plan.

         SECTION 3.2 - PARTICIPATION. An individual eligible to participate in the Plan shall become a Participant upon the filing with the Compensation Committee of a completed Deferral Election Form and acceptance of such form by the Compensation Committee. The name of each individual eligible to participate in the Plan and the date on which such individual becomes a

Participant in the Plan shall be recorded on Exhibit A, which exhibit is attached hereto and incorporated herein by reference and which shall be revised by the Compensation Committee from time to time to reflect the operation of the Plan. Once an individual becomes a Participant in the Plan, the individual shall remain a Participant until the benefits which may be payable to the individual under the Plan have been distributed to or on behalf of the individual.

         SECTION 3.3 - SUSPENSION OF ELIGIBILITY. The Compensation Committee may in its discretion determine that a Participant will no longer be eligible to participate in the Plan and in such event, the Participant's compensation deferral election made in accordance with Article IV will immediately terminate and no additional amounts shall be credited to his or her Accounts under Sections 7.1(a), (b), (c) and 7.2(a) until such time as the individual is again determined to be eligible to participate in the Plan by the Compensation Committee and makes a new election under Article IV. However, the Accounts of such Participant shall continue to be adjusted by the other provisions of Sections 7.1 and 7.2 until fully distributed.

                                   ARTICLE IV

                                    BENEFITS

         SECTION 4.1 - DEFERRED COMPENSATION. A Participant may elect to defer receipt of part or all of any one or more of the following items of compensation:

         (a)      Eligible Compensation;

         (b)      Short-Term Incentive Plan awards; and

         (c)      Performance Unit Plan awards.

A Participant may defer an item of compensation only to the extent that the Participant is entitled to receive such item of compensation. Upon such deferral, the Participant will have no further right to such deferred compensation other than as provided under the Plan. Such deferred compensation shall be the record of the value of such deferred compensation credited to a Participant's Account and shall be used solely for accounting purposes.

         SECTION 4.2 - FORM AND EFFECTIVENESS OF DEFERRAL ELECTIONS.

         (a) Each year a Participant may elect to defer up to 25%, or in special circumstances such greater percentage as determined by the Compensation Committee based upon whether the compensation paid to the Participant would be fully deductible for federal or state income tax purposes under Code section 162(m), of his or her Eligible Compensation for the following calendar year. The Participant is required to file his or her deferral election before December 31 specifying the portion of the Eligible Compensation to be earned in the succeeding calendar year that is to be deferred. For the first year of operation of the Plan, any deferral election must be made prior to January 1, 2000, the beginning of the period of service for which the compensation is payable.

         (b) An election by a Participant to defer a portion of his or her Eligible Compensation pursuant to subsection (a) must be made by the Participant for the calendar year beginning after the calendar year in which occurs the date of said election and the amounts so deferred shall be paid only as provided in this Plan. Such an election must be irrevocable and must be made in the form and manner prescribed by the Compensation Committee and shall not be effective unless accepted by the Compensation Committee. The Participant may change the amount of, or suspend, future deferrals with respect to Eligible Compensation otherwise payable to him or her for calendar years beginning after the date of change or suspension as he or she may specify by written notice to the Compensation Committee. If a Participant elects to change the amount of, or suspend, deferrals, the Participant may make a new deferral election provided that any new election to defer payment of Eligible Compensation must be made before the beginning of the period of service for which the Eligible Compensation is payable, which period is the calendar year. The election to defer shall be irrevocable as to the deferred Eligible Compensation for the period for which the election is made and shall not be effective unless accepted by the Compensation Committee.

         (c) In addition to amounts deferred by a Participant pursuant to subsections (a) and (b), each year a Participant may elect to defer all or a portion of any Short-Term Incentive Plan award and all or a portion of any Performance Unit Plan award that would otherwise be payable to the Participant under those plans. An election by a Participant to defer any award that would otherwise be payable under either the Short-Term Incentive Plan or the Performance Unit Plan must be made before the first day of the calendar year in which occurs the end of the fiscal year of the Participant's Participating Employer for which such award is determined. Such a deferral election is irrevocable and must be made in the form and manner prescribed by the Compensation Committee and shall not be effective unless accepted by the Compensation Committee. The period of deferral and form of distribution of an award shall be determined in accordance with the elections made under this subsection (c) and in accordance with the provisions of this Plan.

         (d) Notwithstanding any provision herein to the contrary, if the Participant is eligible to participate in the H.B. Fuller Company Thrift Plan, the amount deferred by such Participant under this Section 4.2 of the Plan for any year shall be conditioned upon the Participant having made the maximum elective deferrals under section 402(g) of the Code or permitted under the terms of the H.B. Fuller Company Thrift Plan. If the Participant is eligible to participate in the H.B. Fuller Company Thrift Plan, to be eligible to make deferrals under the Plan for any calendar year, such Participant must have elected to make the maximum elective deferrals under section 402(g) of the Code or permitted under the terms of the H.B. Fuller Company Thrift Plan. The calculation of whether the Participant has made the required maximum contribution under the H.B. Fuller Company Thrift Plan will be made as of the beginning of the calendar year to which deferrals under the Plan are applicable. Once that determination has been made, the Participant may make deferrals under the Plan. No elective contribution or qualified employer matching contribution made with respect to the H.B. Fuller Company Thrift Plan will be deferred or contributed to the Plan or a Trust.

         SECTION 4.3 - MATCHING AMOUNTS. If for any year a Participant who is a participant in the H.B. Fuller Company Thrift Plan makes an election under
Section 4.2 to defer Eligible

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Compensation or any Short-Term Incentive Plan award or any Performance Unit Plan award pursuant to the provisions of Section 4.2, that Participant's
Participating Employer will credit the Participant's Company Matching Stock Account with matching units which shall be measured by the value of Company Common Stock and which will be calculated for the year as follows:

         (a) three percent (3%) of such Participant's Eligible Compensation for the portion of the year during which the Participant had deferred Eligible Compensation credited to his or her Account under the terms of the Plan, and such Participant's Short-Term Incentive Plan award and Performance Unit Plan award determined for the year;

         (b) the amount determined in subsection (a) of this Section 4.3 shall be reduced by the amount of the employer matching contribution actually made by the Participant's Participating Employer to the H.B. Fuller Company Thrift Plan on behalf of the Participant.

         SECTION 4.4 - DISCRETIONARY AMOUNTS. In addition to amounts deferred by a Participant under Section 4.2 and the matching amounts determined under
Section 4.3, a Participating Employer may from time to time, in its sole discretion, credit a Participant's Company Stock Account with additional amounts (denominated in units which shall be measured by the value of Company Common Stock). Such additional amounts shall be authorized for such purpose or purposes as the Participating Employer may deem appropriate, including, without limitation, as mirror employer matching contributions or contributions made by the Participating Employer with respect to the H.B. Fuller Company Thrift Plan.

         SECTION 4.5 - PARTICIPANT ACCOUNTS. A Company Stock Account, a Deferred Compensation Account and a Company Matching Stock Account shall be established and maintained for each Participant. The Company Stock Account and the Company Matching Stock Account shall be credited with units which shall be measured by the value of the shares of Common Stock. The Deferred Compensation Account shall be credited with amounts which shall be measured in dollars. The Company Stock Account shall be credited as described in Section 7.1 for deferred amounts attributable to (a) awards under the Short-Term Incentive Plan, and the Performance Unit Plan as may be allocated to the Company Stock Account pursuant to Section 7.1, (b) Discretionary Amounts, and (c) such amounts of Eligible Compensation as may be allocated to the Company Stock Account pursuant to
Section 7.1. The Company Matching Stock Account shall be credited as described in Section 7.1(c) for deferred amounts attributable to (a) the matching amounts determined under Section 4.3, and (b) the matching amounts determined under
Section 7.1. The Deferred Compensation Account shall be credited as described in
Section 7.2 for any deferred amounts attributable to (a) such amounts of Eligible Compensation as may be allocated to the Deferred Compensation Account pursuant to Section 7.2, and (b) Short-Term Incentive Plan awards and Performance Unit Plan awards as may be allocated to the Deferred Compensation Account pursuant to Section 7.2.

                                    ARTICLE V

                                     VESTING


         SECTION 5.1 - VESTED BENEFIT. A Participant shall be considered to be 100% Vested in the units and amounts credited to his or her Accounts under the Plan.

         SECTION 5.2 - LIMITATION ON BENEFITS. The benefits that may be payable to or on behalf of a Participant under the Plan shall not exceed a cash payment equal to the value of the amounts credited to the Participant's Deferred Compensation Account and a distribution of that number of shares of Common Stock equal to the number of units credited to the Participant's Company Stock Account (with any fractional unit being rounded to the next highest whole unit) and the Participant's Company Matching Stock Account (with any fractional unit being rounded to the next highest whole unit).

                                   ARTICLE VI

                                  DISTRIBUTIONS

         SECTION 6.1 - DISTRIBUTABLE EVENTS. A Participant's Distributable Event shall be the first to occur of the following events:

         (a)      The Participant's sixty-fifth (65th) birthday;

         (b)      Disability (as defined in Section 1.1(m));

         (c)      The Participant's death;

         (d) The first date on which the Participant is no longer an employee of any Participating Employer;

         (e)      The effective date of the termination of the Plan pursuant to
                  Section 14.1;

         (f)      Termination for cause subject to and in accordance with
                  Section 6.6; or

         (g) Such other date as elected and specified by the Participant in the Distribution of Benefits Form, which election is subject to approval by the Compensation Committee and which shall be made only at the time of the Participant's initial elections on such form and if the election is approved, it shall be irrevocable.

         SECTION 6.2 - DISTRIBUTION OF BENEFITS.

         (a) DISTRIBUTION COMMENCEMENT DATE. Except any withdrawals made pursuant to Section 6.3 which shall be distributed in accordance with that section, distribution of a Participant's Plan benefit shall commence as of the first day of the second calendar month immediately following the calendar month in which the Participant's applicable Distributable Event occurs.

         (b) FORM OF DISTRIBUTION. Benefits attributable to the value of the Deferred Compensation Account shall be delivered to the Participant in dollars. Benefits attributable to the Company Stock Account and the Company Matching Stock Account shall be delivered to the Participant in the form of shares of Common Stock subject to the approval of the Plan by the shareholders during the annual meeting of shareholders in April 2000. To the extent that the distribution is in the form of shares of Common Stock, such delivery shall be subject to all federal or state securities laws or other rules and regulations as determined by the Company to be applicable.

         (c) PAYMENT OPTIONS. In the event a Participant becomes eligible to receive a payment of benefits under the Plan, the benefits payable to the Participant or, in the event of the Participant's death, to the Participant's designated beneficiary under the Plan shall be paid in accordance with one of the payment options available under the Plan as elected by the Participant on the Participant's Deferral Election Form. The Participant may elect separate payment options with respect to the Deferred Compensation Account, the Company Stock Account and the Company Matching Stock Account. A Participant may change payment options by electing another payment option available under the Plan on a subsequent Deferral Election Form, but such change in payment option will not be effective until the lapse of a period of twelve (12) months following the date on which the Deferral Election Form was accepted by the Compensation Committee. Further, in no event will any such change in payment option be effective if such change is elected during the calendar year in which the Distributable Event occurs and no further elections may be made once a Distributable Event occurs. The payment options include installment payments over a period certain, a lump sum payment, and such other payment method as may be specified by the Participant and accepted by the Compensation Committee. The Compensation Committee may, in its sole discretion, reduce the payment period over which payments would have been made pursuant to the payment option elected by the Participant (including consolidation into a lump sum); provided, that in the event of a Change in Control, no reduction of a payment period may be made prior to the fifth anniversary of such Change in Control. Absent a payment option election, the Compensation Committee shall direct the payment of any benefits payable under the Plan to or on behalf of the Participant in eleven (11) substantially equal annual installment payments to the Participant, or in the event of the Participant's death, to the Participant's designated beneficiary under the Plan.

         (d) APPLICATION FOR DISTRIBUTION. A Participant shall not be required to make application to receive payment. Distribution shall not be made to any beneficiary, however, until such beneficiary shall have filed a written application for benefits in a form acceptable to the

Compensation Committee and such application shall have been approved by the Compensation Committee.

         (e) CODE SECTION 162(m) DELAY. If the Compensation Committee determines that delaying the time of the initial payments are made or commenced would increase the probability that such payments would be fully deductible for federal or state income tax purposes, the Company may unilaterally delay the time of the making or commencement of payments for up to twenty-four (24) months after the date such payments would otherwise be payable.

         SECTION 6.3 - EARLY WITHDRAWALS. Notwithstanding any provision in this Plan to the contrary, a Participant may request, by providing a written request to the Compensation Committee, a withdrawal prior to the distribution date under the Plan of all or any portion of his or her benefits from any of his or her Accounts under the Plan in increments of 25% (of aggregate Account value). If such a request is approved by the Compensation Committee, which decision by the Compensation Committee shall be made in its sole discretion on a case by case basis, a distribution of such benefits may be made to the Participant subject to a penalty for such an early withdrawal at any point equal to a six-month period of nonparticipation (during which no additional amounts will be credited to the Participant's Accounts under Sections 7.1(a), (b), (c) and 7.2(a) of the Plan) for each 25% increment withdrawn. The nonparticipation period would begin as of the date on which the request made by the Participant is approved by the Compensation Committee. As a result, a Participant withdrawing his or her entire benefit from all of his or her Accounts would be excluded from eligibility to participate in the Plan for a 24-month period beginning as of the date of such approval by the Compensation Committee. In addition, a penalty of 10% of the amount withdrawn will be imposed on any withdrawal made pursuant to this Section 6.3.

         SECTION 6.4 - DISTRIBUTIONS AS A RESULT OF TAX DETERMINATION. Notwithstanding any provision in this Plan to the contrary, if, at any time, a court or the Internal Revenue Service determines that any amounts or units credited to a Participant's Accounts under the Plan or Trust are includable in the gross income of the Participant and subject to tax, the Compensation Committee may, in its sole discretion, permit a lump sum distribution of an amount equal to the amounts or units determined to be includable in the Participant's gross income.

         SECTION 6.5 - NO PARACHUTE PAYMENT. An event described in Sections 6.1(d), (e), and (g) shall not constitute a Distributable Event if the Compensation Committee in its reasonable discretion following consultation with appropriate tax and/or legal advisors reasonably determines that such distribution will likely constitute a parachute payment for purposes of section 280G of the Code. Furthermore, if such event occurs subsequent to a Change in Control, the Compensation Committee shall, at the Company's expense, promptly request a written opinion of the "independent auditor" with respect to the applicability of such section 280G and such event shall not constitute a Distributable Event unless and until the independent auditor delivers its written unqualified opinion, a copy of which shall be provided to the Participant, to the effect that a distribution of benefits as a result of such event will not constitute a parachute payment under section 280G of the Code. As used in this Section 6.5, the term "independent auditor" means the firm of certified public accountants which at the time of the Change in Control had been most recently engaged by the Company or such other comparable and nationally recognized firm of certified public accountants as may be selected by the Compensation Committee in its reasonable discretion.

         SECTION 6.6 - DISTRIBUTION UPON TERMINATION FOR CAUSE. In the event that a Participant is terminated for "cause" (as defined below), the Company may, in its discretion, treat such termination or any date subsequent thereto as a Distributable Event. For purposes of this Plan, termination for "cause" means termination based on any of the following:

         (a) The willful and continued failure by the Participant to substantially perform the Participant's duties with a Participating Employer (other than any such failure resulting from the Participant's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant specifically identifying the manner in which the Participant has not substantially performed the Participant's duties;

         (b) The engaging by the Participant in willful misconduct which is demonstrably injurious to any one or more of the Participating Employers monetarily or otherwise; or

         (c) The conviction of the Participant of a felony.

                                   ARTICLE VII

                              VALUATION OF BENEFITS

         SECTION 7.1 - COMPANY STOCK ACCOUNT AND COMPANY MATCHING STOCK ACCOUNT.

         (a) DEFERRED AMOUNTS. If a Participant elects to defer compensation in accordance with Section 4.2, the Participant may make an irrevocable election pursuant to this Section 7.1(a) to have a portion or all of such deferred compensation allocated to the Company Stock Account and measured by the value of Company Common Stock. This irrevocable election must be made at the time the deferral elections are made under Section 4.2 in the form and manner prescribed by the Compensation Committee, and will not be effective unless accepted by the Compensation Committee. If the Participant makes an election pursuant to this
Section 7.1(a) to have a portion or all of such deferred compensation allocated to the Company Stock Account and measured by the value of Common Stock, the Participant's Company Stock Account shall be credited with the number of units (including fractions thereof) equal to the number of shares (including fractions thereof) of Common Stock that could have been purchased with the dollar amount of such deferred compensation determined as of the last business day of the month, based on the last sale price as reported on the Nasdaq National Market on such date, in which such compensation would have otherwise been paid to the Participant. Each unit credited to the Company Stock Account shall be measured by the value of one share of Common Stock and treated as though invested in a share of Common Stock. Subject to subsection (f) of this Section 7.1, the liability of a Participating Employer under the Plan with respect to the units credited to the Company Stock Account shall be satisfied only in shares of Company Common Stock, subject to the approval of the Plan by the shareholders during the annual meeting of shareholders in April 2000.

         (b) DISCRETIONARY AMOUNT. When a Participant's Company Stock Account is to be credited for a Discretionary Amount, it shall be credited with that number of units (including fractions thereof) of Common Stock equal to the number of such shares (including fractions thereof) that could have been purchased with the dollar amount of the Discretionary Amount based upon the value of such shares as of the last business day of the month during which such Discretionary Amount is determined by the Participating Employer.

         (c) COMPANY MATCHING STOCK ACCOUNT.

                  (i) When a Participant's Company Matching Stock Account is to be credited with matching units pursuant to
                           Section 4.3, said Account shall be credited with that number of units (including fractions thereof) equal to the number of shares (including fractions thereof) of Common Stock that could have been purchased with the dollar amount of such deferred compensation determined as of the last business day of the month, based on the last sale price as reported on the Nasdaq National Market on such date, in which such compensation would have otherwise been paid to the Participant.

                  (ii) In addition to the matching units credited to the Company Matching Stock Account under paragraph (i) above, if a Participant makes an election under
                           Section 7.1(a) to have deferred compensation allocated to the Company Stock Account and measured by the value of Company Common Stock, the Participant's Participating Employer shall credit the Participant's Company Matching Stock Account with that number of units (including fractions thereof) that shall be equal to ten percent (10%) of the number of units (including fractions thereof) that were credited to the Participant's Company Stock Account under Section 7.1(a) determined as of the last business day of the month, based on the last sale price as reported on the Nasdaq National Market on such date, in which such compensation would have otherwise been paid to the Participant.

                  (iii) Each unit credited to the Company Matching Stock Account shall be measured by the value of one share of Common Stock and treated as though invested in a share of Common Stock. Subject to subsection (f) of this Section 7.1, the liability of a Participating Employer under the Plan with respect to the units credited to the Company Matching Stock Account shall be satisfied only in shares of Company Common Stock, subject to the approval of the Plan by the shareholders during the annual meeting of shareholders in April 2000.

         (d) DIVIDENDS. A Participant's Company Stock Account and the Participant's Company Matching Stock Account shall be credited on each Common Stock dividend payment date with that number of units equal to the number of shares which would have been acquired based upon the dividends paid by the Company on shares of Common Stock equal to the number of units credited to the Company Stock Account and the Company Matching Stock Account, respectively, as of the record date for such dividend.

         (e) STOCK DIVIDENDS. The number of units credited to the Company Stock Account and the Company Matching Stock Account shall be adjusted to reflect any change in the outstanding Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change.

         (f) TRANSFER UPON CHANGE IN CONTROL. In the event of a Change in Control, effective as of the close of business on the date of the Change in Control, each Participant's Deferred Compensation Account shall be credited with an amount measured in dollars equal to the value of such Participant's Company Stock Account and the Participant's Company Matching Stock Account based upon the fair market value of the Company Common Stock on such date and the Participant's Company Stock Account and the Participant's Company Matching Stock Account shall be closed and the Participant shall have no further interest in the said Accounts.

         SECTION 7.2 - DEFERRED COMPENSATION ACCOUNT.

         (a) DEFERRED AMOUNTS. When a Participant's Deferred Compensation Account is to be credited with a deferred amount, that amount measured in dollars equal to such deferred amount shall be credited to the Deferred Compensation Account as of the close of business on the date that such amount would have otherwise been paid to the Participant.

         (b) INTEREST. Subject to Section 7.2(c), as of the close of the last day of each calendar quarter, an additional amount shall be credited to each Participant's Deferred Compensation Account equal to the product of (i) the average daily balance in such Deferred Compensation Account for the quarter, multiplied by (ii) one-fourth of the annual prime rate for corporate borrowers quoted at the beginning of the quarter by the WALL STREET JOURNAL (or such other comparable interest rate as the Compensation Committee may designate from time to time).

         (c) INVESTMENT OPTIONS. The Compensation Committee may permit a Participant to allocate the Participant's Deferred Compensation Account among one or more investment options for purposes of measuring the value of the benefit. To the extent that the Deferred Compensation Account is allocated to an investment option, it shall not be credited with interest under Section 7.2(b). That portion of the Deferred Compensation Account allocated to an investment option shall be deemed to be invested in such investment option and shall be valued as if so invested, reflecting all earnings, losses and other distributions or charges and changes in value which would have been incurred through such an investment. The determination of which investment options, if any to make available, and the continued availability of selected investment options rests in the Compensation Committee's sole discretion; provided, that subsequent to a Change in Control, the Compensation Committee shall maintain the availability of those investment options in place at the time of the Change in Control (or substantially equivalent investment options).

         (d) PARTICIPANT ALLOCATION REQUEST. A Participant's request to allocate or reallocate among investment options must be in writing on an Allocation Request Form in such increments as the Compensation Committee may require. All such requests are subject to acceptance by the Compensation Committee at its discretion. If accepted by the Compensation Committee, an allocation request will be effective as of the close of business on the allocation date (as defined in Section 7.4).

         SECTION 7.3 - HYPOTHETICAL ACCOUNTS. The Accounts established under this Plan shall be hypothetical in nature and shall be maintained for bookkeeping purposes only. Neither the Plan nor any of the Accounts (or sub-accounts) shall hold or be required to hold any actual funds or assets.

         SECTION 7.4 - ALLOCATION DATE. Upon acceptance of an allocation request pursuant to Section 7.2, the Compensation Committee will process the request as soon as reasonably administratively practicable and the request shall be implemented and reflected in the Participant's Account as of the close of business on such date as may be determined by the Compensation Committee in its reasonable discretion (the "allocation date").

                                  ARTICLE VIII

                               NONTRANSFERABILITY


         SECTION 8.1 ANTI-ALIENATION OF BENEFITS. Any benefits which may be credited to a Participant's Accounts under the Plan, and any rights or privileges pertaining thereto, may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process; and no interest or right to receive a benefit may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

         SECTION 8.2 - INCOMPETENT PARTICIPANTS. If any person who may be eligible to receive a payment under the Plan has been legally declared incompetent and a conservator or other person legally charged with the care of such person or of his or her estate has been appointed, any payment under the Plan to which the person is eligible to receive shall be paid to such conservator or other person legally charged with the care of the person or his or her estate. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Participating Employers and the Plan therefor.

         SECTION 8.3 - DESIGNATED BENEFICIARY. In the event of a Participant's death prior to the payment of all or a portion of any benefits which may be payable with respect to the Participant under the Plan, the payment of any benefits payable on behalf of the Participant under the Plan shall be made to the Participant's beneficiary designated on a "Beneficiary Designation Form," which form shall be approved by the Compensation Committee. If no such beneficiary has been designated, payment shall be made as required under the Participant's will; or, in the event that there shall be no functioning will under applicable state law, then to such persons as, at the date of the Participant's death, would be entitled to share in the distribution of such deceased Participant's personal estate under the provisions of the applicable statute then in force governing the decedent's intestate property, in the proportions specified in such statute.

                                   ARTICLE IX

                                   WITHHOLDING

         SECTION 9.1 - WITHHOLDING. The amounts payable pursuant to the Plan may be reduced by the amount of any federal, state or local taxes required by law to be withheld with respect to such payments.

                                    ARTICLE X

                                     VOTING

         SECTION 10.1 - VOTING OF COMPANY STOCK. No Participant shall be entitled to any voting rights with respect to any units credited to his or her Company Stock Account or his or her Company Matching Stock Account.

                                   ARTICLE XI

                           ADMINISTRATION OF THE PLAN

         SECTION 11.1 - ADMINISTRATOR. The administrator of the Plan shall be the Company. However, the Compensation Committee shall act on behalf of the Company with respect to the administration of the Plan and may delegate authority with respect to the administration of the Plan to such other committee, person or persons as it deems necessary or appropriate for the administration and operation of the Plan.

         SECTION 11.2 - AUTHORITY OF ADMINISTRATOR. The Company shall have the authority, duty and power to interpret and construe the provisions of the Plan as it deems appropriate, to adopt, establish and revise rules, procedures and regulations relating to the Plan, to determine the conditions subject to which any benefits may be payable, to resolve all questions concerning the status and rights of the Participants and others under the Plan, including, but not limited to, eligibility for benefits and to make any other determinations which it believes necessary or advisable for the administration of the Plan. The Company shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing payments hereunder. The determinations, interpretations, regulations and calculations of the Company shall be final and binding on all persons and parties concerned. The Secretary of the Company shall be the agent of the Plan for the service of legal process in accordance with section 502 of ERISA.

         SECTION 11.3 - OPERATION OF PLAN AND CLAIMS PROCEDURES. The Company shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. The Company shall be responsible for the expenses incurred in the administration of the Plan. The Company shall also be responsible for determining eligibility for payments and the amounts payable pursuant to the Plan. The Company shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan. The procedures for filing claims for payments under the Plan are described below. For claims procedures purposes, the "Claims Manager" shall be the Company.

         (a) CLAIMS FORMS. It is the intent of the Company to make payments under the Plan without the Participant having to complete or submit any claims forms. However, a Participant who believes he or she is entitled to a payment under the Plan may submit a claim for payments in writing to the Company. Any claim for payments under the Plan must be made by the Participant or his or her beneficiary in writing and state the claimant's name and the nature of benefits payable under the Plan on a form acceptable to the Company. If for any reason a claim for payments under the Plan is denied by the Company, the Claims Manager shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, specific references to the pertinent provisions of the Plan on which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and information on the procedures to be followed by the claimant in obtaining a review of his or her claim, all written in a manner calculated to be understood by the claimant. For this purpose:

                  (i) The claimant's claim shall be deemed to be filed when presented orally or in writing to the Claims Manager.

                  (ii) The Claims Manager's explanation shall be in writing delivered to the claimant within 90 days of the date the claim is filed.

         (b) REVIEW. The claimant shall have 60 days following his or her receipt of the denial of the claim to file with the Claims Manager a written request for review of the denial. For such review, the claimant or the claimant's representative may review pertinent documents and submit written issues and comments.

         (c) DECISION ON REVIEW. The Claims Manager shall decide the issue on review and furnish the claimant with a copy within 60 days of receipt of the claimant's request for review of the claimant's claim. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent provisions in the Plan on which the decision is based. If a copy of the decision is not so furnished to the claimant within such 60 days, the claim shall be deemed denied on review. In no event may a claimant commence legal action for benefits the claimant believes are due the claimant until the claimant has exhausted all of the remedies and procedures afforded the claimant by this Section 11.3.

         (d) DEADLINE TO FILE CLAIM. To be considered timely under the Plan's claim and review procedure, a claim must be filed with the Company within one
(1) year after the claimant knew or reasonably should have known of the principal facts upon which the claim is based.

         (e) EXHAUSTION OF ADMINISTRATIVE REMEDIES. The exhaustion of the claim and review procedure is mandatory for resolving every claim and dispute arising under this Plan. As to such claims and disputes:

                  (i) no claimant shall be permitted to commence any legal action to recover Plan benefits or to enforce or clarify rights under the Plan under section 502 or section 510 of ERISA or under any other provision of law, whether or not statutory, until the claim and review procedure set forth herein have been exhausted in their entirety; and

                  (ii) in any such legal action all explicit and all implicit determinations by the Company (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

         (f) DEADLINE TO FILE LEGAL ACTION. No legal action to recover Plan benefits or to enforce or clarify rights under the Plan under section 502 or section 510 of ERISA or under any other provision of law, whether or not statutory, may be brought by any claimant on any matter pertaining to this Plan unless the legal action is commenced in the proper forum before the earlier of:

                  (i) thirty (30) months after the claimant knew or reasonably should have known of the principal facts on which the claim is based, or

                  (ii) six (6) months after the claimant has exhausted the claim and review procedure.

         (g) KNOWLEDGE OF FACTS BY PARTICIPANT IMPUTED TO BENEFICIARY. Knowledge of all facts that a Participant knew or reasonably should have known shall be imputed to every claimant who is or claims to be a beneficiary of the Participant or otherwise claims to derive an entitlement by reference to the Participant for the purpose of applying the previously specified periods.

         SECTION 11.4 - PARTICIPANT'S ADDRESS. Each Participant shall keep the Company informed of his or her current address and the current address of his or her beneficiary. The Company shall not be obligated to search for any person. If the location of a Participant is not made known to the Company within three (3) years after the date on which payment of the Participant's benefits payable under the Plan may be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one (1) additional year after such three-year period has elapsed, or, within three (3) years after the actual death of a Participant, the Company is unable to locate any designated beneficiary of the Participant, then neither the Company nor any other Participating Employer shall have any further obligation to pay any benefit under the Plan to or on behalf of such Participant or designated beneficiary and such benefit shall be irrevocably forfeited.

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

         SECTION 12.1 - NO EMPLOYMENT RIGHTS. Neither the Plan nor any action taken under the Plan shall be construed as providing any Participant any right to be retained in the service or employ of any Participating Employer.

         SECTION 12.2 - PARTICIPANTS SHOULD CONSULT ADVISORS. Neither any Participating Employer, nor their respective directors, officers, employees or agents makes any representation or warranty with respect to the federal, state or other tax, financial, estate planning, or the securities or other legal implications of participation in the Plan. Participants should consult with their own tax, financial and legal advisors with respect to their participation in the Plan.

         SECTION 12.3 - UNFUNDED AND UNSECURED. The Plan shall at all times be considered entirely unfunded both for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, and no provision shall at any time be made with respect to segregating assets of any Participating Employer for payment of any amounts under the Plan. Any funds invested under the Plan allocable to a Participating Employer shall continue for all purposes to be part of the respective general assets of such Participating Employer and available to the general creditors of such Participating Employer in the event of a bankruptcy (involvement in a pending proceeding under the Federal Bankruptcy Code) or insolvency (inability to pay debts as they mature) of such Participating Employer. The Company shall promptly notify the Trustee and the applicable Participants of such bankruptcy or insolvency of a Participating Employer. No Participant or any other person shall have any interests in any particular assets of any Participating Employer by reason of the right to receive a benefit under the Plan and to the extent the Participant or any other person acquires a right to receive benefits under the Plan, such right shall be no greater than the right of any general unsecured creditor of any Participating Employer. The Plan constitutes a mere promise by the Participating Employers to make payments to the Participants in the future. Nothing contained in the Plan shall constitute a guaranty by any Participating Employer or any other person or entity that any funds in any trust or the assets of any Participating Employer will be sufficient to pay any benefit under the Plan. Furthermore, no Participant shall have any right to a benefit under the Plan except in accordance with the terms of the Plan.

         SECTION 12.4 - THE TRUST.

         (a) ESTABLISHMENT OF TRUST. In order to provide assets from which to fulfill the obligations to the Participants and their beneficiaries under the Plan, each Participating Employer may establish a Trust by a trust agreement with a third party, the Trustee, to which such Participating Employer may, in its discretion, contribute cash or other property, including securities issued by the Company or such other Participating Employer, to provide for the benefit payments under the Plan. The Trustee for each Trust will have the duty to invest the Trust assets and funds in accordance with the terms of such Trust. Each Participating Employer shall be entitled at any time, and from time to time, in its sole discretion, to substitute assets of at least equal fair market value for any assets held in such Trust established by such Participating Employer. All rights associated with the assets of each such Trust will be exercised by the Trustee of the Trust or the person designated by such Trustee, and will in no event be exercisable by or rest with Participants or their beneficiaries. Each such Trust shall provide that in the event of the insolvency of the Participating Employer that established such Trust, the Trustee shall hold the assets for the benefit of the general creditors of that Participating Employer. Each such Trust shall be based on the model trust contained in Internal Revenue Service Revenue Procedure 92-64.

         (b) CONTRIBUTION UPON CHANGE IN CONTROL. If as of the close of business on the date of a Change in Control, the aggregate value of the Participant Accounts exceeds the value of the assets held in a Trust established under subsection (a), then within thirty (30) days of such Change in Control, each Participating Employer that has established such a Trust shall contribute to such Trust assets having a value at least equal to the amount of such excess.

         SECTION 12.5 - PLAN PROVISIONS. Except when otherwise required by the context, any singular terminology shall include the plural.

         SECTION 12.6 - SEVERABILITY. If a provision of the Plan shall be held to be illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

         SECTION 12.7 - APPLICABLE LAW. To the extent not preempted by the laws of the United States, the laws of the State of Minnesota shall apply with respect to the Plan.

         SECTION 12.8 - STOCK SUBJECT TO PLAN. Subject to and in accordance with the terms of the Plan, the maximum number of shares of Common Stock that shall be made available for purposes of satisfying the obligations of the Participating Employers under the Plan is 100,000 shares, subject to adjustment by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change.

                                  ARTICLE XIII

                                   AMENDMENTS

         SECTION 13.1 - AMENDMENT OF THE PLAN. The Company reserves the power to alter, amend or wholly revise the Plan at any time and from time to time by the action of the Board of Directors and the interest of each Participant is subject to the powers so reserved; provided, however, that no amendment made subsequent to a Change in Control shall be effective to the extent that it would have a materially adverse impact on a Participant's reasonably expected economic benefit attributable to compensation deferred by the Participant prior to the Change in Control. An amendment shall be authorized by the Board of Directors and shall be stated in an instrument in writing signed in the name of the Company by a person or persons authorized by the Board of Directors. After the instrument has been so executed, the Plan shall be deemed to have been amended in the manner therein set forth, and all parties interested herein shall be bound thereby. No amendment to the Plan may alter, impair, or reduce the benefits credited to any Accounts prior to the effective date of such amendment without the written consent of any affected Participant.

                                   ARTICLE XIV

                                  TERM OF PLAN

         SECTION 14.1 - TERM OF THE PLAN. The Company may at any time terminate the Plan by action of the Board of Directors with such termination being effective as of the date that all Participant Accounts have been distributed to Participants in accordance with and subject to the provisions of Article VI of the Plan including, without limitation, Section 6.5 of the Plan. Effective as of the date of such Board of Directors action (or such later date as may be specified therein) all Section 4.1 compensation deferral elections will terminate and no further amounts shall be credited to any Accounts of any Participant under Sections 7.1(a), (b), (c) and 7.2(a) after such date. However, the Participants' Accounts shall continue to be adjusted by the other provisions of Sections 7.1 and 7.2 until all benefits are distributed to the Participants or to the Participants' beneficiaries.

         Dated as of this     14th      day of   October  , 1999.
                          ------------         -------------------

                                             H.B. FULLER COMPANY


                                             By:  /s/ Albert P.L. Stroucken
                                                ------------------------------
                                             Title:  Chief Executive Officer
                                                   ----------------------------

                                    EXHIBIT A

                               H.B. FULLER COMPANY
              KEY EMPLOYEE DEFERRED COMPENSATION PLAN PARTICIPANTS





  NAME OF INDIVIDUALS          DATE OF PARTICIPATION
ELIGIBLE TO PARTICIPATE              ELIGIBILITY          DATE OF PARTICIPATION
------------------------       ----------------------     ---------------------